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                                 EXHIBIT (a)(2)

                       TRUSTEE LETTER TO ESOP PARTICIPANTS


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                          LASALLE BANK N.A. LETTERHEAD

To: Participants in the Employee Stock Ownership Plan of STV Group, Incorporated

Re: Instructing the Trustee on the Voting of STV Group, Incorporated Common
    Stock at the Special Meeting of Stockholders Scheduled For _____________, 2001.


Dear Participant:

         LaSalle Bank N.A. ("LaSalle") has been appointed Trustee of the Employee Stock Ownership Plan of STV Group, Incorporated (the "ESOP). LaSalle will oversee the process by which participants in the ESOP are given the opportunity to direct the voting of the STV Group, Incorporated common stock (the "Common Stock") held under the ESOP and allocated to their individual accounts on the proposed transactions described in the STV Group, Incorporated Proxy Statement dated ____________, 2001 (the "Proposed Transaction").

                                 PROXY MATERIAL

         In connection with the Proposed Transaction, you will be receiving with this letter the following:

         (i) A copy of the STV Group, Incorporated Proxy Statement dated_____________, 2001, including a Notice of a Special Meeting of Shareholders of STV Group, Incorporated to be held on ____________, 2001; and

         (ii) One Voting Instruction Card to be completed with respect to the shares of Common Stock allocated to your individual account under the ESOP.

         The foregoing items are referred to in this letter as the "Proxy Material".

            LASALLE ENCOURAGES YOU TO STUDY THE PROXY MATERIAL BEFORE
               DECIDING HOW TO VOTE ON THE PROPOSED TRANSACTION.

                  ESOP PARTICIPANT VOTING DIRECTION PROVISIONS

         The ESOP provides that each participant is entitled to direct LaSalle, as Trustee of the ESOP, how to vote the shares of Common Stock allocated to his or her individual account pursuant to the ESOP. A Voting Instruction Card has been included as part of the Proxy Material for this purpose.

         AFTER YOU HAVE DECIDED HOW TO VOTE, YOU SHOULD RETURN YOUR COMPLETED VOTING INSTRUCTION CARD TO LASALLE BY U.S. MAIL IN THE ENVELOPE ENCLOSED WITH THE PROXY MATERIAL. PROCEDURES HAVE BEEN ESTABLISHED TO MAINTAIN THE CONFIDENTIALITY OF YOUR VOTE. HOW YOU VOTE OR WHETHER YOU VOTE, WILL NOT BE DISCLOSED TO STV GROUP, INCORPORATED OR ANY OF ITS AFFILIATES. AS THE VOTING INSTRUCTION CARDS ARE RECEIVED, THEY WILL BE KEPT IN THE CUSTODY OF LASALLE. LASALLE WILL TABULATE THE DIRECTIONS AND, BASED UPON THE TABULATION, VOTE THE ALLOCATED COMMON STOCK HELD UNDER THE ESOP.

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         In accordance with LaSalle's customary procedures, LaSalle makes no recommendation on how you should direct it to vote on the Proposed Transaction.

         You should understand that the actions of LaSalle with respect to voting the Common Stock held in the ESOP are governed by the fiduciary duties and requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Although the law is not entirely clear on how the ERISA fiduciary duties apply with respect to the voting of employer securities, the United States Department of Labor (the "DOL") has informally stated certain standards that it believes a fiduciary should follow. Based on the standards stated by the DOL, and on the advice of its legal counsel, LaSalle will vote the shares of allocated Common Stock held in the ESOP in accordance with the instructions of the participants entitled to direct LaSalle unless it concludes that to do so would be improper or contrary to ERISA.

         In determining whether to follow participant directions, LaSalle will consider whether participants have received necessary and accurate information in order to allow them to make an informed decision as to how to vote and if the participants were subject to undue influence in making their decisions. If LaSalle determines not to follow Participant directions, it will exercise its own fiduciary judgment in determining how to vote the shares of Common Stock held in the ESOP.

         LaSalle retained Willamette Management Associates ("Willamette"), an independent financial advisory firm, to act solely on behalf of the ESOP in connection with the negotiation of the terms of the Proposed Transaction, and to prepare an opinion concerning the fairness of the Proposed Transaction, from a financial point of view. Based upon its review, it is Willamette's opinion that:
i) the consideration to be paid by STV Group, Incorporated for the Common Stock not owned by the ESOP is not greater than the fair market value of such Common Stock; ii) the fair market value of the Common Stock owned by the ESOP immediately after the consummation of the Proposed Transaction is at least equal to the fair market value of the Common Stock owned by the ESOP immediately prior to the consummation of the Proposed Transaction; and iii) the terms and conditions of the Proposed Transaction, including the debt incurred by STV Group, Incorporated to complete the Proposed Transaction, are fair to the ESOP from a financial point of view. A complete copy of Willamette's opinion dated April 30, 2001 is attached hereto as Exhibit 1 and is incorporated herein by reference.

         If you have any concern that you are being subjected to undue influence to vote in a particular manner with respect to the Proposed Transaction, please immediately contact LaSalle's ESOP Trustee Services Department by either phone or email. Dial 1-800-246-5761, Select Option #2 and ask for ESOP Trustee Services or email to vaughn.gordy@abnamro.com.

         Your vote is important. We encourage you to carefully review the Proxy Material and Willamette's opinion and to return your completed Voting Instruction Card in a timely manner.

         With respect to any allocated shares of Common Stock for which timely complete instructions are not received, LaSalle shall, subject to ERISA, vote such shares in favor of the Proposed Transaction. With respect to shares of Common Stock that are not allocated to a participant's account, LaSalle shall, subject to ERISA, vote such shares as directed by the Administrator of the ESOP.

                               DISSENTERS' RIGHTS

         As described more fully in the Proxy Material, Pennsylvania law provides that in addition to voting against the merger, which is part of the Proposed Transaction, a record holder of shares may exercise dissenters' rights. Pennsylvania law provides that unless a record holder of shares consents, a beneficial owner of shares, such as an ESOP participant, may not assert dissenters' rights. Based upon the advice of its financial and legal advisors

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and its own review of the Proposed Transaction, LaSalle has determined that it will not permit any of the ESOP participants to be treated as a dissenting shareholder under Pennsylvania law. This decision should not be read as a recommendation as to how you should vote on the Proposed Transaction.

 YOUR VOTING INSTRUCTION CARD AND OTHER COMMUNICATIONS WILL BE KEPT CONFIDENTIAL

         Your Voting Instruction Card and any other communications you have with LaSalle will be held in confidence by LaSalle and will not be released or divulged to anyone, except as required by law.

                            Sincerely,



                            LaSalle Bank, N.A. in its capacity as Trustee of the Employee Stock Ownership Plan of STV Group, Incorporated

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                                    Exhibit 1


April 30, 2001


LaSalle Bank N.A.
Trustee of the STV Group, Inc.
Employee Stock Ownership Plan
135 South LaSalle Street
Chicago, IL 60603

Dear Trustee:

Willamette Management Associates ("Willamette") has been retained by LaSalle Bank N.A., in its capacity as the trustee (the "Trustee") of the STV Group, Inc. ("STV" or the "Company") Employee Stock Ownership Trust, which forms a part of and implements the STV Employee Stock Ownership Plan (the "ESOP") to determine, among other things, whether the transaction described below is fair to the ESOP from a financial point of view.

Pursuant to the Agreement and Plan of Merger ("the Merger Agreement") dated April 30, 2001, the Company and Newco, a corporation formed by the ESOP will merge into the Company. As part of the merger, all of the outstanding publicly owned shares of STV, other than those shares owned by the ESOP, will be cashed out for $16,278,750, or $11.25 per share, based on 1,447,000 non-ESOP shares outstanding. In addition, the Company will purchase all of the 1,082,980 stock options outstanding at $11.25 per share less each option's exercise price, or $6,675,064 in aggregate (the "Stock Option Buyout"). STV will also payout $4,809,000 to terminate its obligation associated with the Company's Supplemental Employee Retirement Plan ("SERP"). As a consequence of the merger, the ESOP will own 100 percent of the equity of the Company and the Company will elect to be taxed as an S-Corporation under the Internal Revenue Service. The above referenced transactions, together with any related transactions, are collectively referred to as the "Transaction."

To finance the Transaction, including the purchase of non-ESOP stock, the Stock Option Buyout, and the payout of the SERP obligation, the Company will borrow $27.0 million at an initial interest rate of the Libor rate plus 300 basis points. The Company has also obtained a $7.0 million revolving credit facility.

In our capacity as your independent financial advisor, you have specifically asked us to render a written opinion (the "Opinion") as to whether:

     1. the consideration to be paid by the Company to the non-ESOP shareholders for their stock pursuant to the Transaction is not greater than the fair market value of such shares;

     2. the fair market value of the shares of the Company owned by the ESOP immediately after the consummation of the Transaction is at least equal to the fair market value of the shares of the Company owned by the ESOP immediately prior to the consummation of the Transaction; and

     3. the terms and conditions of the Transaction, including the debt incurred by the Company to complete the Transaction, are fair to the ESOP from a financial point of view.

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In undertaking our engagement, our focus was directed to the valuation issues arising from Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which defines the term "adequate consideration" as the fair market value of an asset determined by a fiduciary in good faith. Pursuant to the Department of Labor Proposed Regulation Section 2510.3-18(b)(2), fair market value is defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties are able, as well as willing, to trade and are well informed about the asset and the market for that asset.

STV provides engineering, architectural consulting, and design services on a variety of public projects in areas such as rail transportation, civil, highway, bridge, airport, and port engineering, architectural and facilities engineering, construction management and design/build, and systems and process engineering. Since 1968, the STV common stock has been publicly traded. STV is currently traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) under the ticker symbol STVI. The price for STV stock as of April 30, 2001 is $6.09 per share. STV employed 1,228 people and generated operating revenue of $113.5 million as of the fiscal year ended September 30, 2000.

Willamette is one of the nation's leading independent financial advisory and business valuation firms. Willamette's principal business is the valuation of businesses and business interests, including both closely-held and publicly traded companies, for all purposes, including employee stock ownership plans, mergers and acquisitions, divestitures, public offerings, gift and estate taxes, corporate and partnership recapitalizations, dissolutions and other objectives. Willamette has provided financial advisory services for more than 300 ESOP and other employee benefit plan clients. Willamette is independent of the parties to the Transaction (other than the ESOP) within the meaning of Department of Labor Proposed Regulation 29 CFR 2510.3-18(b) and section 401(a)(28)(C) of the Internal Revenue Code of 1986, as amended.

In connection with this Opinion, we have made such reviews, analyses, and inquiries, as we deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company's audited financial statements for the fiscal years ended September 30, 1996 through September 30, 2000, and interim financial statements for the four-month periods ended January 31, 2001 and January 31, 2000;

2. reviewed the Company's SEC form 10-K for the fiscal years ended September 30, 1996 through September 30, 2000, and SEC form 10-Q for the quarter ended December 31, 2000;

3. reviewed the Company's financial forecasts prepared by management for the fiscal years ending September 30, 2001 through 2005;

4. reviewed an STV presentation describing the Company's history, management profile, corporate organization, principal service areas, major customers, representative projects, historical and projected financial performance, and backlog;

5.  reviewed the Merger Agreement;

6. reviewed the Commitment Letter between STV and Fleet National Bank, dated April 27, 2001;

7. reviewed U.S. economy sources, including The Wall Street Journal; Barron's; The Oregonian; The Dismal Scientist; The Washington Post; MSNBC; CNNfn; and Reuters Limited;

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8.  reviewed Stocks, Bonds, Bills & Inflation: 2000 Yearbook, Ibbotson
    Associates; Federal Reserve Statistical Release; Mergerstat Review 2000, Houlihan, Lokey, Howard and Zukin; and

9. reviewed certain publicly available information and financial data on publicly traded companies similar to STV; and

10. conducted such additional studies, analyses, and investigations as we deemed appropriate.

Although our thorough discussions with management and review of supporting documentation give us comfort that our due diligence efforts are appropriate, we have not conducted a physical examination of all of the Company's properties or facilities, and we have not obtained or been provided with any independent formal evaluation of such properties and facilities. We have reviewed the financial information, financial forecasts and projections, and other internal data provided to us, as well as other publicly available information, and while we are unable to verify the accuracy and completeness of such data and information, we have judged the reasonableness thereof and made certain adjustments thereto. The Opinion is necessarily based upon market, economic, and other conditions as they exist on, and can be evaluated as of the date of this letter.

Management has represented to us that there has been no material adverse change in the business, financial position, or results of operations of the Company since January 31, 2001.

Based on the foregoing, it is our opinion as of the date hereof, that:

     1. the consideration to be paid by the Company to the non-ESOP shareholders for their stock pursuant to the Transaction is not greater than the fair market value of such shares;

     2. the fair market value of the shares of the Company owned by the ESOP immediately after the consummation of the Transaction is at least equal to the fair market value of the shares of the Company owned by the ESOP immediately prior to the consummation of the Transaction; and

     3. the terms and conditions of the Transaction, including the debt incurred by the Company to complete the Transaction, are fair to the ESOP from a financial point of view.

This Opinion is solely for the use and benefit of the Trustee, and any summary of or reference to the Opinion or any other reference to Willamette by the Company in connection with the Transaction will be subject to Willamette's prior review and written approval. In addition, we consent to a description of and the inclusion of the text of our written Opinion in any filing required to be made by the Company with the SEC in connection with the Transaction and in materials delivered to the Company's stockholders that are a part of such filings, provided that any such description or inclusion shall be subject to our prior review and approval, which approval shall not be unreasonably withheld.

If so requested by the Trustee, we will update the Opinion to a date on or about the effective date of the Transaction; provided, that we will be entitled to reconsider the conclusion set forth in the initial Opinion based on additional information becoming available to us between the date of the initial Opinion and the date of the updated Opinion.

This Opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter dated March 2, 2001, and subject to the understanding that the obligations of Willamette in the Transaction are solely corporate obligations and no officer, director, employee, agent, shareholder or controlling person of Willamette shall be subjected to any personal liability whatsoever to any

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person, nor will any such claim be asserted by or on behalf of you or your affiliates.

     In accordance with recognized professional ethics, our professional fees for this service are not contingent upon the opinion expressed herein, and neither Willamette, nor any of its employees, has a present or intended financial relationship with or interest in STV.

Very truly yours,

/s/ Willamette Management Associates

WILLAMETTE MANAGEMENT ASSOCIATES